                                                                    EXHIBIT 99.1
                        CASINO MAGIC OF LOUISIANA CORP.
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


Results of Operations:

Year Ended December 31, 1999 compared to Year Ended December 31, 1998:
----------------------------------------------------------------------

Gaming revenues increased by $26.6 million or 24.7% to $134.4 million for the year ended December 31, 1999 compared to $107.8 million for the year ended December 31, 1998. During this period table game revenue grew by $4.4 million and slot revenue grew by $22.2 million in 1999. The increase is primarily a result of additional patronage due to Casino Magic's opening of a 188-room luxury hotel, improvement in the food and beverage facilities in December 1998, upgrading of product mix in slot machines, and targeted marketing programs. The Bossier City/Shreveport, Louisiana gaming market (as measured by taxable gaming receipts) grew $42.5 million over last year or 7.1%. Casino Magic of Louisiana Corp.'s dockside riverboat casino ("Casino Magic-Bossier City") taxable gaming receipts increased 23.1% over the same comparative period, increasing its market share by approximately 2.7%. Non-gaming revenues (food and beverage and hotel operations net of complimentaries) increased $2.6 million over the comparable periods principally as a result of the new facilities.

Total costs and expenses during 1999 were $115 million compared to $94.1 million in 1998, a cost increase of $20.9 million or 22.2%. Casino costs increased $14.8 million or 27.3% over the comparative period. This increase was generally due to increased taxes on marginal gaming revenues (23.9% tax rate) and increases in the cost of slot club points with respect to triple points awarded on Tuesdays in some months, and other promotional expenses. Other operating costs and expenses decreased by $53 thousand or 7.9% over the prior year. Advertising and marketing expenses increased by $1,920 million or 13.6% over 1998. Marketing costs for 1999 were only 11.4% of net revenues compared to 12.7% in the same period of 1998. Marketing strategy in 1998, although effective, required more promotional costs to drive business and to compensate for lack of competitive facilities and disruption from construction. General and administrative expenses increased $779 thousand or 9.8% over the comparative period due primarily to an increase in security costs. Property operation expenses increased $1 million or 12.8% as a result of increased maintenance and utility costs associated with the new facilities. Depreciation increased $1.6 million or 23.9% as a result of the increased cost of the new facilities.

Casino Magic-Bossier City earned an operating profit of $25.1 million for 1999 versus $16.8 million in 1998, an improvement of $8.3 million or 49.4%. There was no income tax provision or benefit for 1999 or 1998. The Company is included in a consolidated group subject to a tax-sharing agreement between itself and affiliated companies. The difference between the 0% effective rate and the statutory rate of 35% is due to a net operating loss carry forward in excess of current taxable income. Casino Magic-Bossier City registered net income of $3.5 million in 1999 compared with a net loss of $6.6 million during 1998.


Year Ended December 31, 1998 compared to Year Ended December 31, 1997:
----------------------------------------------------------------------

Gaming revenues increased by $18.3 million or 20.4% for the year ended December 31, 1998, as compared to the year ended December 31, 1997. The increase in revenue was a result of the maturity in the Shreveport/Bossier City market, the upgrading of product mix in slot machines, and more effective marketing programs. Food and beverage revenues decreased by $0.6 million or 21.1 % over the comparative year primarily due to the change in marketing strategy for 1998 that greatly reduced complimentary food and beverage promotions.

Total operating expenses increased $6.6 million or 8% during the year ended December 31, 1998, as compared to the year ended December 31, 1997. Casino expenses increased $6.7 million or 14% as a corresponding result of the increased gaming revenues. Casino expenses as a percentage of total revenues decreased from 51.0% in 1997 to 48.9% in 1998, principally as a result of operating efficiencies at higher revenue levels. In addition, advertising and marketing costs as a percentage of total revenues dropped from 16.1% to 12.7%. This reduction reflects more focused and effective marketing programs, particularly direct mail marketing. Other administrative and operating expenses slightly increased by $49 thousand over the comparative year as a result of increased revenues.

Other expenses increased $7.0 million or 43.0% during the year ended December 31, 1998, as compared to the year ended December 31, 1997. These expenses include an increase in interest expense of $0.8 million over the comparative year relating primarily to the First Mortgage Notes. Also included in other income and expenses is an increase of $3.6 million in expenses related to the merger between Casino Magic-Bossier City and Hollywood Park, Inc., and a $3.4 million increase in loss on sale of assets. In 1998, the Company recorded a $1.9 million loss on sale of assets due to impairment in value; whereas in the comparative year, the Company recorded a $1.4 million gain on sale of assets due to the sale of the Crescent City Riverboat.


Liquidity and Capital Resources:
--------------------------------

At December 31, 1999, the Company had unrestricted cash and cash equivalents of $20.2 million compared to unrestricted cash and cash equivalents of $8.7 million at December 31, 1998. For the year ended December 31, 1999, the Company generated $13.1 million of cash flow from operating activities and spent $4.3 million for acquisitions of property and equipment. Casino Magic-Bossier City received proceeds from the issuance of long-term debt of $2.5 million, reduced principal payments on third party debt by $4.9 million during 1999, and increased debt to affiliated companies by $3.3 million for a net decrease in long-term debt of $2.8 million.

The Company completed construction of a 188-room hotel and related amenities, including restaurants and beverage service in December 1998. The construction of the hotel and amenities of approximately $21 million was funded primarily by $11.7 million in proceeds received from the sale of the Crescent City Queen riverboat, cash flow of Casino Magic-Bossier City, and loans from affiliated companies. The addition of the new hotel and facilities has substantially increased income from operations. The Company still has significant need for cash, including debt service. However, management believes that cash at December 31, 1999 and cash flows from operations will be sufficient to service its operating needs and debt service through at least the next twelve months, although no assurances can be given.

In August 1996, the Company issued $115 million in aggregate principal amount of 13% Louisiana First Mortgage Notes (of which, $2.1 million was tendered in December 1998 in connection with a change of control purchase offer made by Hollywood Park, Inc., the new parent of Casino Magic-Bossier City - see note 1 of Notes to Financial Statements) with contingent interest at 5% of the Company's adjusted consolidated cash flow (as defined under the indenture governing the notes). Although no contingent interest had previously been paid to note holders (as the adjusted fixed charge coverage ratio as defined had not previously been met), contingent interest of $1.3 million (as calculated for the twelve month period ended June 30, 1999) was paid in connection with the scheduled interest payment on August 16, 1999. As of December 31, 1999, contingent interest of $2.1 million was accrued, which represented all of the accrued contingent interest since the notes were issued in 1996 less the amount paid on August 16, 1999. On February 14, 2000, the $2.1 million of accrued contingent interest as of December 31, 1999, was paid in connection with the scheduled interest payment of $7.3 million on that date. (See Note 2 to the Notes to Financial Statements.)

The First Mortgage Notes are governed by the Louisiana Indenture. The Louisiana Indenture pursuant to which the First Mortgage Notes have been issued contains certain covenants that limit the Company to, among other things, incur additional indebtedness and issue preferred stock, pay dividends, make investments or make other restricted payments, incur liens, enter into mergers or consolidations, enter into transactions with affiliates or sell assets.

                         Index to Financial Statements
                         -----------------------------

Contents                                                                               Pages
                                                                                       -----
Report of Independent Public Accountants                                                F-2

Statements of Operations for the years ended December 31, 1999, 1998 and 1997           F-3

Balance Sheets as of December 31, 1999 and December 31, 1998                            F-4

Statement of Changes in Shareholder's Equity for the years ended
  December 31, 1999, 1998 and 1997                                                      F-5

Statement of Cash Flows for the years ended December 31, 1999, 1998 and 1997            F-6

Notes to Financial Statements                                                           F-7

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Casino Magic of Louisiana Corp.:

We have audited the accompanying balance sheet of Casino Magic of Louisiana Corp. (a Louisiana Corporation and wholly owned subsidiary of Pinnacle Entertainment, Inc.) as of December 31, 1999 and 1998, and the related statements of operations, changes in equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Casino Magic of Louisiana Corp. as of December 31, 1999 and 1998, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.




ARTHUR ANDERSEN LLP


New Orleans, Louisiana
February 8, 2000 (except with respect to the Matters discussed in Note 7, as to which the Date is March 8, 2000)

                        CASINO MAGIC OF LOUISIANA CORP.
                           STATEMENTS OF OPERATIONS
                                (in thousands)


                                                                       Years Ended December 31,
                                                           -----------------------------------------------
                                                                  1999             1998            1997
                                                                 -----             -----           ----
Revenues:
 Casino                                                         $134,406         $107,796         $ 89,540
 Food and beverage                                                 2,561            2,272            2,880
 Hotel operations                                                  2,202               26                -
 Other operating income                                              971              817              785
                                                                --------          -------         --------
                             Total revenues                      140,140          110,911           93,205
                                                                --------          -------         --------
Costs and expenses:
 Casino                                                           69,095           54,263           47,556
 Food and beverage                                                 2,968            3,104            3,608
 Hotel                                                             1,120               40                -
 Other operating costs and expenses                                  614              667              618
 Advertising and marketing                                        15,989           14,069           14,999
 General and administrative                                        8,744            7,965            7,235
 Property operation and maintenance cost                           5,582            4,550            4,976
 Rents, property taxes and insurance                               2,861            2,935            2,576
 Depreciation and amortization                                     8,073            6,515            5,900
                                                                --------         --------         --------
                             Total costs and expenses            115,046           94,108           87,468
                                                                --------         --------         --------
Income from operations                                            25,094           16,803            5,737
                                                                --------         --------         --------
Other (income) expenses:
 Interest expense                                                 17,538           17,829           17,036
 Capitalized interest                                                  -             (847)            (107)
 Interest income                                                    (350)            (447)            (464)
 Loss (gain) on disposal of assets                                    78            1,930           (1,440)
 Other expense                                                     4,315            4,960            1,354
                                                                --------          -------         --------
                             Total other expenses                 21,581           23,425           16,379
                                                                --------          -------         --------
Income before income taxes                                         3,513           (6,622)         (10,642)
Income tax expense                                                     -                -                -
                                                                --------         --------         --------
Net income (loss)                                               $  3,513         $ (6,622)        $(10,642)
                                                                ========         ========         ========


See notes to financial statements.

                    CASINO MAGIC OF LOUISIANA CORP.
                             BALANCE SHEETS
                   (in thousands, except share data)



       ASSETS

                                                                           December 31,        December 31,
                                                                               1999                1998
                                                                          ----------------   ------------------
Current Assets:
       Cash and cash equivalents                                              $ 20,249             $  8,731
       Other current assets                                                      1,767                1,260
                                                                          ------------       --------------
           Total current assets                                                 22,016                9,991

Property and Equipment, net                                                     88,425               92,218

Other Long-Term Assets:
       Deferred gaming license                                                  34,843               36,446
       Debt issuance costs, net                                                  2,984                3,890
       Deposits and other assets                                                   130                  132
                                                                          ------------       --------------
           Total other long-term assets                                         37,957               40,468
                                                                          ------------       --------------
                                                                              $148,398             $142,677
                                                                          ============       ==============

       LIABILITIES AND SHAREHOLDER'S EQUITY

Current Liabilities:
       Current maturities of long-term debt                                   $    348             $  5,214
       Accounts payable                                                          5,348                4,925
       Accrued expenses                                                          3,211                1,800
       Accrued interest (including $862 and $25 at
           December 31, 1999 and 1998 respectively due affiliates)               8,169                7,679
       Accrued payroll and related benefits                                      2,667                2,426
       Accrued progressive gaming liabilities                                      251                1,670
       Other current liabilities                                                     3                1,699
                                                                          ------------       --------------
           Total current liabilities                                            19,997               25,413

Other long-term liabilities due affiliates                                       7,198                3,853

Long-term debt, net of current maturities                                      122,627              118,348

Shareholder's Equity (Accumulated Deficit):
       Common stock, no par value, 10,000 shares authorized
          1,000 shares issued and outstanding at December 31, 1999
           and December 31, 1998                                                     1                    1
       Additional paid-in capital                                               22,353               22,353
       Accumulated deficit                                                     (23,778)             (27,291)
                                                                          ------------       --------------
           Total shareholder's equity (accumulated deficit)                     (1,424)              (4,937)
                                                                          ------------       --------------
                                                                              $148,398             $142,677
                                                                          ============       ==============

See notes to financial statements.

                        CASINO MAGIC OF LOUISIANA CORP.
                 STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
             For the years ended December 31, 1999, 1998 and 1997
                                (in thousands)

                                                                 Additional                                Total
                                               Common              Paid-In          Accumulated         Shareholder's
                                               Stock               Capital            Deficit              Equity
                                            ------------        ------------       -------------       ---------------
Balance as of December 31, 1996               $      1          $   22,353         $   (10,027)         $     12,327

     Net loss                                        -                   -             (10,642)              (10,642)
                                            ------------        ------------       -------------       ---------------
Balance as of December 31, 1997                      1              22,353             (20,669)                1,685

     Net loss                                        -                   -              (6,622)               (6,622)
                                            ------------        ------------       -------------

Balance as of December 31, 1998                      1              22,353             (27,291)               (4,937)

     Net income                                      -                   -               3,513                 3,513
                                            ------------        ------------       -------------       ---------------
Balance as of December 31, 1999               $      1          $   22,353         $   (23,778)         $     (1,424)
                                            ============        ============       =============       ===============

See notes to financial statements.

                     CASINO MAGIC OF LOUISIANA CORP.
                         STATEMENTS OF CASH FLOWS
                              (in thousands)

                                                                                    Year ended December 31,
                                                                                    -----------------------
                                                                               1999           1998          1997
                                                                               ----           ----          ----
Cash Flows From Operating Activities:
            Net income (loss)                                                  $   3,513      $  (6,622)    $(10,642)
            Depreciation and amortization                                          8,073          6,515        5,900
            (Gain) loss on disposal of assets                                         78          1,930       (1,440)
            Amortization of debt issuance costs                                      904            819          931
            (Increase) decrease in prepaid expenses                                  (97)           227         (161)
            Increase in notes and accounts receivable, net                          (159)          (206)        (113)
            (Increase) decrease in other current assets                            1,356           (460)         315
            (Increase) decrease in marketable securities                               -         10,628      (10,629)
            Increase (decrease) in accounts payable and
              other accrued liabilities                                           (1,273)           916         (102)
            Increase in accrued expenses                                           1,411             38        5,134
            Increase in accrued interest                                             490            285          901
            Increase (decrease) in accrued payroll and related benefits              241           (516)       1,222
            Increase (decrease) in accrued progressive gaming liabilities         (1,419)         1,281          275
                                                                             ---------------------------------------
Net Cash Provided by Operating Activities                                         13,118         14,835       (8,409)
                                                                             ---------------------------------------

Cash Flows From Investing Activities:
            Proceeds from sale of property and equipment                               7              -       11,707
            Acquisition of property and equipment                                 (4,365)       (18,562)      (7,227)
            (Increase) decrease in deposits and other long-term assets                 -            (40)         (98)
                                                                              --------------------------------------
Net Cash Used in (Provided by) Investing Activities                               (4,358)       (18,602)       4,382
                                                                              --------------------------------------
Cash Flows From Financing Activities:
            Proceeds from issuance of long-term debt                               2,500          7,226        3,850
            Principal payments on notes payable and long-term debt                (3,087)        (5,404)      (9,461)
            Increase (decrease) in other long-term liabilities                     3,345              -         (545)
                                                                              --------------------------------------
Net Cash Provided by (Used in) Financing Activities                                2,758          1,822       (6,156)
                                                                              --------------------------------------
Net Increase (Decrease) in Cash and Cash Equivalents                              11,518         (1,945)     (10,183)

Cash and Cash Equivalents, Beginning of Period                                     8,731         10,676       20,859
                                                                              --------------------------------------

Cash and Cash Equivalents, End of Period                                       $  20,249      $   8,731     $ 10,676
                                                                              ======================================
Cash Paid During the Period for:
            Interest (net of amount capitalized)                               $  15,972      $  15,029     $ 15,111
Supplemental Schedule of Non-Cash Investing and Financing Activities:
            Property and equipment and other asset acquisitions included
              in accounts and construction payable and accrued expenses        $     245      $   2,508     $   (832)
            Property and equipment and property held for sale financed
              with long-term debt                                              $       -      $     345     $    946


See notes to financial statements.

                        CASINO MAGIC OF LOUISIANA CORP.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Summary of Significant Accounting Policies:

Organization and basis of presentation:
On May 13, 1996 ("Inception"), Jefferson Casino Corporation ("Jefferson Corp." or the "Company"), a Louisiana corporation and a wholly-owned subsidiary of Casino Magic Corp. ("Casino Magic"), commenced development stage activities by acquiring all of the outstanding capital stock of Crescent City Capital Development Corporation, a Louisiana corporation. Immediately following the acquisition of Crescent City Capital Development Corporation ("Crescent City"), the name was changed to Casino Magic of Louisiana Corp. ("Louisiana Corp."). Louisiana Corp. has developed a dockside riverboat casino and entertainment complex in Bossier City, Louisiana ("Casino Magic-Bossier City"). Casino Magic-Bossier City opened on October 4, 1996. Effective October 15, 1998, Casino Magic Corp. became a wholly owned subsidiary of Pinnacle Entertainment, Inc. (formerly Hollywood Park, Inc.).

Merger:
On February 19, 1998, Casino Magic entered into an Agreement and Plan of merger (the "Merger Agreement") with Pinnacle Entertainment, Inc. (formerly Hollywood Park, Inc.) and Acquisition II, Inc. ("HP") a wholly-owned subsidiary of Pinnacle Entertainment, Inc. Under the Merger Agreement, on October 15, 1998, Casino Magic merged with HP and Casino Magic became the surviving entity and became a wholly owned subsidiary of Pinnacle Entertainment, Inc. The Form 10-K for Pinnacle Entertainment, Inc. as of December 31, 1999 is an integral part of these separate financial statements of Casino Magic of Louisiana Corp.

Casino revenues and complimentaries:
In accordance with common industry practice, casino revenues are the net of gaming wins less losses. Revenues exclude the retail value of complimentary rooms, food, and beverage furnished gratuitously to customers. The estimated departmental costs of providing rooms, food, and beverage services included in casino expenses were $10.2 million, $8.2 million and $7.5 million for the years ended December 31, 1999, 1998 and 1997, respectively.

Cash and cash equivalents:
For purposes of the balance sheet and statement of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Property and equipment:
Property and equipment are stated at cost. Depreciation, including amortization of capital leases and leasehold improvements, is computed using the straight-line method. Estimated useful lives for property and equipment are 18 - 39 years for barges and buildings, life of the lease for leasehold improvements and 5 - 7 years for furniture and equipment.

Normal repairs and maintenance are charged to expense when incurred. Expenditures which materially extend the useful life of capital assets are capitalized.

Amortization of intangibles:
Deferred charges relating to debt issuance costs on long-term debt instruments are amortized over the life of the related debt using the straight-line method that approximates the effective interest rate method. Included on the balance sheet is "Deferred gaming license." Deferred gaming license represents the estimated fair value of the Louisiana gaming license, an asset acquired in conjunction with the purchase of Crescent City. This cost is being amortized on a straight-line basis over twenty-five years, the estimated period to be benefited by the license, commencing at the time gaming operations began at Casino Magic-Bossier City. The realizability of this cost is periodically accessed based on expected future profitability and undiscounted future cash flows generated by gaming operations.

Preopening costs:
Expenses incurred prior to the opening and operation of the hotel in December 1998 were expensed as incurred. Prior to 1998, preopening costs were initially capitalized and then expensed when the related business commenced operations. In April 1998, Statement of Position 98-5 Reporting on the Costs of Start-Up Activities was issued and was effective for years after December 31, 1998. Statement of Position 98-5 required that start-up activities and organizational costs be expensed as incurred. The adoption of Statement of Position 98-5 did not have an impact on the financial statements of the Company.

Income taxes:
Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Certain significant risks and uncertainties:
The Company's ability to conduct gaming operations in the State of Louisiana depends on the continued licensabilty and qualification of Pinnacle Entertainment, Inc. and Casino Magic - Bossier City under Louisiana Gaming Regulations. Such licensing and qualifications are reviewed periodically by the gaming authorities in Louisiana.

The Company is highly leveraged, with substantial debt service in addition to operating expenses.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities at the date of the financial statements and
(iii) the reported amounts of revenues and expenses during the reporting period. The Company uses estimates in evaluating the recoverability of property, plant and equipment, other long-term assets, deferred tax assets and in determining litigation and other obligations.

2. Long-Term Debt:

Long-term debt at December 31, 1999 and 1998 consisted of the following:

(in thousands)                                  December 31,
                                                ------------
                                           1999                1998
                                         ----------        -----------
Notes payable, bank                        $      -           $  1,705
Equipment contracts (a)                         333              1,700
Other (b)                                        24                 39
Other, due to affiliates (c)                  9,743              7,243
Louisiana First Mortgage Notes (d)          112,875            112,875
                                        -----------        -----------
                                            122,975            123,562
Less current maturities                        (348)            (5,214)
                                        -----------        -----------
                                           $122,627           $118,348
                                        ===========        ===========

(a) Consists of one note collateralized by equipment. In March 1998 two notes were refinanced to a term loan payable in twenty-three monthly installments of approximately $93,000 bearing interest at 10.5% with a final balloon payment due in March 2000.

(b) Consists of various collateralized notes payable through the year 2001. The interest rates on those notes vary from 9.6% to 12.95%.

(c) Consists of four promissory notes payable to affiliates - two payable to Casino Magic Corp. and two payable to Casino Magic Management Services. Approximately $7,244,000 of these notes originated in 1998, and $2,500,000 originated in 1999. The notes bear interest at 8.25%, which is being accrued, but not currently being paid. Principal and interest are due in full 36 months from the date of each note.

(d) In August 1996, the Company issued $115,000,000 13% First Mortgage Notes due 2003 with contingent interest ("First Mortgage Notes"), with contingent interest equal to 5% of Casino Magic-Bossier City's adjusted consolidated cash flow. Payment of all or a portion of any installment of contingent interest may be deferred, at the option of Casino Magic-Bossier City, if, and only to the extent that, (i) the payment of such portion of contingent interest will cause Casino Magic-Bossier City's adjusted fixed charge coverage ratio (as defined in the Louisiana Indenture) for Casino Magic-Bossier City's most recently completed reference period prior to such interest payment date to be less than 1.5 to 1.0 on a pro forma basis after giving effect to the assumed payment of such contingent interest and (ii) the principal amount of the First Mortgage Notes corresponding to such contingent interest has not then matured and become due and payable (at stated maturity, upon acceleration, upon redemption, upon maturity of a repurchase obligation or otherwise). The aggregate amount of contingent interest payable in any semiannual period will be reduced pro rate for reductions in the outstanding principal amount of notes prior to the close of business on the record date immediately preceding such payment of contingent interest.

     The First Mortgage Notes are secured by a first priority security interest, subject to permitted liens, in substantially all of the existing and future assets of Casino Magic-Bossier City, including the Riverboat and substantially all of the other assets that comprise Casino Magic-Bossier City. The Jefferson Corp. Guarantee will be secured by a pledge of all the capital stock of Casino Magic of Louisiana Corp. a wholly owned subsidiary of Jefferson Corp.

     The First Mortgage Notes are governed by the Louisiana Indenture. The Louisiana Indenture contains certain covenants limiting Casino Magic-Bossier City from engaging in lines of business other than the current gaming operations at Casino Magic-Bossier City and incidental related activities, to borrow funds or otherwise become liable for additional debt, to pay dividends, issue preferred stock, make investments and certain types of payments, to grant liens on its property, enter into mergers or consolidations, or to enter into certain specified transactions with affiliates.

     The Louisiana First Mortgage Notes are redeemable at the option of the Company in whole or in part, on or after August 15, 2000, at a premium to face amount, plus accrued interest, as follows:

     Through August 15,
       2000                              106.500%
       2001                              104.332%
       2002                              102.166%

     The Indenture requires the disclosure of the following information as of December 31:

                                                 (in thousands)
                                                  1999       1998
                                               -------    -------
     Contingent Interest paid                  $ 1,300    $     -
     Contingent Interest accrued and unpaid      1,640        983
     Accrued Management Fees                     3,280      1,966
     Adjusted Consolidated Cash Flow            33,424     19,786

     All the above terms are as defined in the Indenture.

     Maturities of the Company's long-term debt as of December 31, 1999 are as follows:

                  Period                  (in thousands)
                  ------
                   2000                      $  6,583
                   2001                         3,447
                   2002                            70
                   2003                       112,875
                   Thereafter                       -
                                           ----------
                                             $122,975
                                           ==========

3.  Benefit Plan:

The Company participates in Pinnacle Entertainment's 401(k) Investment Plan (the "401(k) Plan") which is subject to the provisions of the Employee Retirement Income Security Act of 1994. The 401(k) Plan is available to all employees of the Company (except those covered by collective bargaining agreements) who have completed a minimum of 500 hours of service. Employees may contribute up to 18% (up to 15% through June 30, 1999) of pretax income (subject to the legal limitation of $10,000 for 1999). The Company offers discretionary matching, and for the years ended December 31, 1999, 1998, and 1997 were $160,000, $58,000, and $20,000, respectively.

4. Related Party Transactions:

In August 1996, the Company entered into a management agreement (the "Management Agreement") with Casino Magic and a wholly owned subsidiary of Casino Magic (the "Manager") for a term of 10 years. In consideration for the license of the "Casino Magic" name and the services provided under the Management Agreement, the Company has agreed to pay a management fee equal to 10% of Adjusted Consolidated Cash Flow, as defined in the Indenture. Payment of the management fee will be subject to certain restrictions contained in the Indenture. The Company accrued management fees of $3.3 million, $1.4 million and $2.5 million during 1999, 1998 and 1997, respectively, none of which has been paid.

During 1998 and 1999, the Company executed certain promissory notes payable to Casino Magic Corp. and Casino Magic Management Services (See Note 2).

5. Income Taxes:

Components of deferred tax assets (liabilities) are as follows (in thousands):

                                                    1999            1998
                                                    ----            ----
            Depreciation and amortization         $(14,268)       $(13,564)
            Net operating loss carryforward         19,850          21,080
            Other                                    5,325           4,821
                                                  --------        --------

            Gross deferred tax assets               10,907          12,337
            Less valuation allowance               (10,907)        (12,337)
                                                  --------        --------

              Net deferred tax liabilities        $      -        $      -
                                                  ========        ========


The provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pre-tax income from continuing operations as a result of the following differences.

                                                                     (in thousands)

                                                         1999             1998            1997
                                                         ----             ----            ----
Statutory U.S. tax rate (35%)                           $ 1,230         $(2,318)        $(3,725)
Increase (decrease) in rates resulting
  from:
    Expenses which were non-deductible
     for tax purposes                                        23             331             914
    Expenses which were deductible for
     tax purposes and not book                                -               -          (4,255)
    Valuation allowance                                  (1,430)          1,425           6,637
    Other                                                   177             562             428
                                                        -------         -------         -------
Income tax expense                                      $     -         $     -         $     -
                                                        =======         =======         =======

The valuation allowance against deferred tax assets was recorded in recognition of operating losses incurred by the Casino Magic-Bossier City since inception because Casino Magic-Bossier City believes it is more likely than not that the net deferred tax amount will not be realized. As of December 31, 1999, the Company has federal net operating loss ("NOL") carryforwards of approximately $19,800,000. The NOL carryforwards expire on various dates through 2018.

6. Fair Value of Financial Instruments:

The carrying amounts and fair values of the Company's financial instruments at December 31, 1999 are as follows:

(in thousands)                                       Carrying         Fair
                                                     Amount           Value
                                                     --------         -----
Cash and cash equivalents                            $ 20,249        $ 20,249
Notes payable and current maturities
 of long-term debt and long-term debt                 130,174         123,300

The following methods and assumptions were used by the Company in estimating its fair value disclosure:

Cash and cash equivalents and marketable securities. The carrying amount reported on the balance sheet approximates its fair value because of the short nature of these instruments.

Notes payable and current maturities of long-term debt and long-term debt. The fair value of the Company's debt either approximates its carrying value or is based upon the market price of the debt instruments.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

7. Subsequent Event:

On March 8, 2000, Pinnacle Entertainment, Inc. announced it had received a proposal pursuant to which Harveys Casino Resorts ("Harveys") would acquire all of the outstanding shares of common stock of Pinnacle Entertainment, Inc. for cash at $25 per fully diluted share (the "Acquisition Proposal"). The Acquisition Proposal is subject to, among other things, the execution of a definitive agreement containing the customary terms and conditions, including regulatory approval, the agreement of Pinnacle Entertainment Inc.'s senior management to retain an equity interest in the combined company and the approval of a majority of Pinnacle Entertainment Inc.'s shareholders. Pinnacle Entertainment Inc.'s Board of Directors, excluding management members, agreed to evaluate the Acquisition Proposal and to negotiate on an exclusive basis through the end of March 2000. Harvey's Casino Resorts is majority owned by Colony Capital, Inc., a private investment firm.